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Exhibit 4

MI DEVELOPMENTS INC.
CODE OF CONDUCT AND ETHICS

As of December 7, 2011

        This Code of Conduct and Ethics (the "Code") sets forth the basic principles that we, the directors of MI Developments Inc. (the "Company"), are committed to with respect to the Company's dealings with all of our stakeholders and also provides guidance to assist you in meeting the ethical standards reflected in the Code.

        As a statement of the basic principles we are committed to with respect to our stakeholders, this Code complements a number of our corporate policies, including those dealing with insider trading, anti-bribery, and the disclosure of material information about the Company, all as amended from time to time.

        This Code cannot address every situation that may arise. Where you are in doubt about how to act in any situation, you should first consider whether the action contemplated is or would be legal, ethical, honest and fair. It may be helpful for you to consider whether you would be unwilling or embarrassed to discuss a possible course of action with a friend, family member or co-worker; if so, there is a strong chance that this course of action may violate this Code. If still unsure, we encourage you to discuss the matter with a supervisor. No one will be penalized, discharged, demoted, suspended or discriminated against for enquiring in good faith about whether or not an action may violate this Code.

        This Code applies to all of the employees of the Company, including officers, as well as the directors. Failure to abide by this Code may lead to disciplinary action, proportionate to the breach. In the case of a serious breach, an employee may be dismissed for just cause.

        Waivers of this Code may from time to time be granted in limited circumstances. Any waivers must be granted by the Audit Committee and will be publicly disclosed if required by applicable law, rules and regulations.

        From time to time, you may become aware of a violation of this Code by others in the Company or one of its subsidiaries. You are responsible for reporting any violations of this Code through any "whistleblowing" mechanism which we have established (including the Internal Reporting Procedures). You may do so anonymously. No one will be penalized, discharged, demoted, suspended or discriminated against for reporting in good faith any violation of this Code.

1.     Employment Practices

        We are committed to an operating philosophy which is based on fairness and concern for people that includes:

  (i)
  job security;

  (ii)
  a safe and healthful workplace;

  (iii)
  fair treatment;

  (iv)
  competitive wages and benefits;

  (v)
  communication and information; and

  (vi)
  an employee "whistleblowing" mechanism.

2.     Protection of Personal Information

        We are committed to protecting personal information relating to our employees and other stakeholders. Such information will only be collected, used and disclosed for legitimate business purposes and in administering the working relationship or as otherwise required or permitted by applicable law.

3.     Respect for Human Rights

        We will strive towards providing our employees with a workplace free from discrimination or harassment. The Company will comply with applicable human rights legislation in those jurisdictions where it does business.

  •
  You will not discriminate against or harass any fellow employee, or any other person with whom you come in contact in the course of your employment, on the basis of sex, race, ethnic background, religion, disability or any other personal characteristic protected by law.

  •
  You will not engage in abusive or harassing conduct toward any fellow employee, or any other person with whom you come in contact in the course of your employment, such as unwelcome sexual advances or other non-business, personal comments or conduct that makes others uncomfortable in their employment with the Company.

4.     Compliance with Law

        We believe in complying with both the letter and the spirit of applicable laws, rules and regulations in the jurisdictions in which we conduct business and of the stock exchanges on which the Company's securities are listed.

  •
  You will not engage in unfair or illegal trade practices or violate the laws of the jurisdictions in which we conduct business or the rules of the stock exchanges on which the Company's securities are listed.

5.     Conducting Business With Integrity, Fairness and Respect

        We firmly believe in conducting business in all countries where we compete with integrity, honesty and fairness.

  •
  You will respect and act in a manner sensitive to the cultures and customs of the countries in which we operate as well as the communities and environment where we conduct business.

6.     Compliance with Anti-Bribery Laws

        We respect the laws and regulations that apply to our business activities around the world, including anti-bribery laws.

  •
  Consistent with the Company's Anti-Bribery Policy, you will not provide bribes, kickbacks, favors, or any other thing of value, directly or indirectly, to any government official, including any legislative, regulatory, judicial, or law enforcement official, any employee of any national, regional, provincial, or local government, any official of a state-owned or state-controlled enterprise, any candidate for public office, or any political party in exchange for influencing any official action in favor of the Company.

  •
  There is no exception for small, facilitating payments (so-called "grease" payments); we do not condone corruption in any form.

7.     Fair Dealing

        We will seek to secure business from customers fairly and honestly, not through unethical or illegal business practices.

  •
  You will endeavour to respect the rights of, and deal fairly with, our customers, suppliers, competitors and employees.

  •
  You will gather information about other companies and organizations, including customers and competitors, using appropriate and lawful methods.

  •
  You will not, directly or indirectly, offer bribes, kickbacks or other similar payments, nor promise any other improper benefit for the purpose of influencing any customer, supplier, or any other person, provided that any payments which are permissible under applicable law are not prohibited under this Code, nor will you, directly or indirectly, accept bribes, kickbacks or any other improper benefit which could influence or appear to influence you in the performance of your duties.

  •
  Reasonable business entertainment and gifts or favours of nominal value or those which are appropriate in the circumstances will not be considered a breach of our commitment to fair dealing, as long as such entertainment or gifts are consistent with the Company's Gifts, Meals, Entertainment, Sponsored Travel and Accommodations Policy and its Anti-Bribery Policy, consistent with local business practice, not intended as an inducement, not contrary to applicable law and will not embarrass the Company or our employees if disclosed publicly.

8.     Financial Reporting

        We will maintain financial, accounting and business records that fully and accurately reflect all the transactions and business in which we engage, in accordance with applicable record keeping and anti-corruption laws, accounting principles, and Company policies and practices, including the Anti-Bribery Policy.

  •
  You, nor anyone acting on your instruction, will take any action to violate our finance reporting policies or to circumvent our system of internal controls. You will carry out transactions in accordance with the direction provided by management and the board of directors.

9.     Securities Trading

        We encourage all directors, officers and employees to become shareholders of the Company on a long-term investment basis. However, you may from time to time become aware of corporate developments or plans or other information that may affect the value of the Company's securities before these developments, plans or information are made public. Trading securities of the Company while in possession of such information before it is generally disclosed (known as "insider trading") or disclosing such information to third parties before it is generally disclosed (known as "tipping") is against the law and may expose an individual to criminal prosecution or civil lawsuits. Such action will also result in a lack of confidence in the market for the Company's securities, harming both the Company and its shareholders. Accordingly, the Company has established an Insider Trading and Blackout Policy to assist its directors, officers and employees in complying with the prohibitions against insider trading and tipping. The full text of our Insider Trading Policy can be found on the Company's website.

  •
  You acknowledge that prohibitions exist relating to insider trading and tipping and you agree to comply with such prohibitions and our Insider Trading Policy.

10.   Public Disclosure of Material Information

        As a public company, we are required by applicable securities law and the rules of the stock exchanges on which the Company's securities are listed to:

  (i)
  make timely and accurate disclosure of material information to the public; and

  (ii)
  avoid selective disclosure of material non-public information.

        We are committed to observing all applicable legal requirements relating to disclosure of material information. We have adopted a Disclosure Policy governing disclosures of material, non-public information. The full text of the Disclosure Policy can be found on the Company's website.

  •
  You acknowledge that requirements exist relating to the timely public disclosure of material information relating to the Company and you agree to comply with such requirements and our Disclosure Policy.

11.   Compliance with Antitrust and Competition Laws

        We will comply with the applicable antitrust and competition laws in the jurisdictions in which we compete.

  •
  You will not collude in any way with any competitor to:

  (i)
  fix prices, discounts or terms of sale; or

  (ii)
  divide markets, market shares, customers or territories.

12.   The Environment and Occupational Health and Safety

        We are committed to environmental responsibility and the health and safety of our employees.

  •
  You are expected, within the scope of your employment duties, to support compliance with applicable environmental and occupational health and safety laws.

  •
  You should immediately report any unsafe or hazardous conditions or materials, injuries, and accidents connected with our business and any activity that compromises the Company's security to your supervisor.

  •
  You must not work under the influence of any substances that would impair your safety or the safety of others.

  •
  All threats or acts of physical violence or intimidation are prohibited.

13.   Avoidance of Conflicts of Interest

        Directors, officers and employees should not engage in any activity, practice or act which conflicts with the interests of the Company. A conflict of interest occurs when a director, officer or employee places or finds himself or herself in a position where his or her private interests conflict with the interests of the Company or have an adverse affect on the employee's motivation or the proper performance of their job.

  •
  You are expected to perform your duties in a manner which seeks to ensure the Company's best interests ahead of your own personal interests.

  •
  You are further expected to not:

  (i)
  take advantage of any business opportunity discovered through your position or through the use of the Company's property or information;

  (ii)
  use your position or the Company's property or information for personal gain;

  (iii)
  compete with the Company; or

  (iv)
  take any steps which involve or create the appearance of a conflict of interest.

14.   Use of Confidential Information

        You are expected to treat as confidential all trade secrets and proprietary information relating to the Company and its customers and suppliers. You are also expected to prevent the misuse or improper disclosure of confidential information relating to other employees.

15.   Corporate Policies

        In addition to the corporate policies referred to in this Code, we maintain a variety of policies and procedures governing various matters, and you are expected to abide by them.

16.   No Rights Created

        This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of our business. It is not intended to and does not, in any way, constitute an employment contract or an assurance of continued employment or create any rights in any employee, director, client, supplier, competitor, stockholder or any other person or entity.

17.   Resources for Employees

  MI Developments Inc.'s website: www.midevelopments.com
  General Counsel: Jennifer Tindale
  Telephone: (905) 726-7626
  Fax: (905) 726-2095,
  Email: jennifer_tindale@midevelopments.com

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  Exhibit 4
MI DEVELOPMENTS INC. CODE OF CONDUCT AND ETHICS